VOTING TRUST AGREEMENT


     THIS VOTING TRUST AGREEMENT is made as of this 20th day of September, 1996, by and between RED RIVER CONCEPTS, INC., a Delaware corporation ("Red River"), and Troy H. Lowrie ("Lowrie").

     WHEREAS, pursuant to a Stock Purchase Agreement dated September 20, 1996, between Red River, Lowrie and Western Country Clubs, Inc., a Colorado corporation ("WCCI"), (the "Stock Purchase Agreement"), Red River and/or its assignees will be purchasing an aggregate of 1,300,000 shares of common stock, $.01 par value, from Lowrie (the "Shares"). Capitalized terms used herein which are not defined herein shall have the same meanings given to them in the Stock Purchase Agreement. The Shares are to be purchased as follows: (i) 200,000 Shares will be purchased for cash at the First Closing (the "First Shares");
(ii) 800,000 Shares will be purchased for a promissory note in the principal amount of $800,000 (the "Note") at the First Closing (the "Second Shares"); and
(iii) 300,000 Shares will be purchased for cash at the Second Closing (the "Third Shares");

     WHEREAS, Red River and Lowrie have agreed under the Stock Purchase Agreement that the Second and Third Shares shall be subject to a Voting Trust Agreement.

     NOW, THEREFORE,in consideration of the foregoing premises and the agreements herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

     1. The parties to this Voting Trust Agreement, intending to legally bind themselves, their successors, executors, administrators, heirs and assigns, agree that they will at all times during the term of this Agreement be bound by the following terms. Upon the occurrence of an event of default under the Stock Purchase Agreement and/or the Note and during the pendency thereof, Red River and/or its assignees, who become the beneficial owners of the Second and Third Shares by virtue of the transactions contemplated by the Stock Purchase
Agreement, hereby appoint Lowrie or such person as he shall designate (as applicable, the "Designated Attorney-In-Fact") as their attorney and proxy to appear, attend and vote the Second and the Third Shares with respect to any and all matters brought before the shareholders of WCCI in his sole and absolute discretion.


     2. This Voting Trust Agreement shall terminate upon the payment in full of the Note.







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     IN WITNESS  WHEREOF,  the parties have executed this Voting Trust Agreement on the date and year first above written.



                                        RED RIVER CONCEPTS, INC.


                                        By: /s/ James E. Blacketer, President
                                            -----------------------------------
                                            James E. Blacketer, President



                                       TROY H. LOWRIE


                                       /s/  Troy H. Lowrie
                                            -----------------------------------
                                            Troy H. Lowrie